Exhibit 99.1

WisdomTree Announces Key Leadership Appointments and Organizational Changes

WisdomTree Appoints Jarrett Lilien in Newly Created Role of Executive Vice President and Head of Emerging Technologies

Expanded Operating Structure Aligns Company to Best Capitalize on Recent Initiatives

New York, NY – (GlobeNewswire) – December 11, 2017 – WisdomTree Investments, Inc. (NASDAQ: WETF) today announced key leadership appointments and organizational changes intended to optimally position the Company for strong execution and smooth integration of recent acquisitions and strategic initiatives, as well as enhance its ability for future growth. Through these organizational and leadership structure changes, WisdomTree believes it can unlock and scale innovation, and execute with greater speed, efficiency and capability to seize future strategic growth opportunities it sees in the market.

Bolstering Executive Leadership in Emerging Technologies

The Company has also announced the hiring of Jarrett Lilien as Executive Vice President – Head of Emerging Technologies. In this newly created role, Mr. Lilien will oversee WisdomTree’s outward facing technology initiatives, including its investment in and strategic relationship with AdvisorEngine Inc., and will join WisdomTree’s Executive Management Committee.

Jonathan Steinberg, WisdomTree CEO and President, said, “Jarrett has contributed immensely to WisdomTree’s strategy while serving on the Board of Directors of the Company; his distinct strengths as both a financial services visionary and operator make him a powerful addition to the Company’s executive management team. He brings valuable experience, sophistication and creativity at an important point in WisdomTree’s evolution.”

After nearly a decade of executive leadership positions at E*TRADE Financial Corporation, including serving as President and COO from 2003 to 2008, Mr. Lilien has served on WisdomTree’s Board of Directors since November 2008. In connection with this appointment, Mr. Lilien has resigned from WisdomTree’s Board and joins the executive management team. Mr. Lilien’s distinguished career spans traditional and online brokerage and banking as well as venture investing across the financial services industry with extensive global experience in the U.S., Europe and Asia. He has built industry-transforming businesses combining emerging technology and operational excellence.

Organizing for Speed, Flexibility and Strategic Alignment

The following appointments will take immediate effect and all will report to Jonathan Steinberg, WisdomTree Chief Executive Officer and President:

•	Jarrett Lilien, as aforementioned, has joined WisdomTree’s Executive Management Committee as EVP and, Head of Emerging Technologies. In this newly created role, Mr. Lilien will oversee WisdomTree’s outward facing technology initiatives, including its investment in and strategic relationship with AdvisorEngine Inc. Mr. Lilien’s role is effective immediately.

The following changes will be effective January 1, 2018:

•	Peter M. Ziemba, Executive Vice President (EVP), Chief Legal Officer, becomes EVP, Senior Advisor to the CEO and Chief Administrative Officer. In this newly created role, WisdomTree’s long-time legal counsel – serving externally since 1993 and internally since 2007 – will focus his capabilities on executive governance, operational direction and strategic growth initiatives.

•	Gregory Barton, EVP, Chief Operating Officer, becomes EVP, Chief Legal Officer, overseeing WisdomTree’s Legal and Compliance Departments. Before rejoining the Company in 2012 as COO, Mr. Barton spent 17 years serving as General Counsel to four public companies and one private company – including serving as the Company’s General Counsel from 1998-2002. In addition, Mr. Barton was an Independent Trustee on the WisdomTree Trust Board, responsible for safeguarding the interests of investors in WisdomTree ETFs, before stepping down from that position to become WisdomTree’s COO. Mr. Barton has played an integral role in product development and governance at the Company, and will continue to do so in his new role.

•	David Abner, Head of WisdomTree Europe, adds the EVP title and joins WisdomTree’s Executive Management Committee, reflecting the increased significance of the Company’s European business operations following the anticipated 2018 closing of WisdomTree’s pending acquisition of ETF Securities’ $18 billion European exchange-traded commodity, currency and short-and-leveraged business. Before relocating to London in August 2016 to lead the Company’s European efforts, Mr. Abner was Head of Capital Markets for WisdomTree since 2008, where he built an industry-leading platform and authored The ETF Handbook (Wiley, 2010) and The Visual Guide to ETFs (Bloomberg, 2013). Mr. Abner will help drive integration efforts within Europe and facilitate coordination with WisdomTree’s global business.

•	Stuart Bell, WisdomTree’s Director of International Business, becomes EVP, Chief Operating Officer and joins the Company’s Executive Management Committee. In his most recent role, Mr. Bell worked closely with WisdomTree’s executive team, regional heads of office, department leaders and employees across New York, London, Tokyo and Toronto to facilitate communication, optimize resources and drive well-informed decisions; making contributions in global governance and coordination, distribution and strategic analysis and planning. Previously, Mr. Bell led Investor Relations and Corporate Communications at WisdomTree since the Company’s 2011 NASDAQ listing, affording him a global perspective with an understanding of both internal and external stakeholder objectives.

Seizing Our Unique Opportunity

“Ongoing strategic investments in geography, technology and talent have been integral to WisdomTree’s growth and success since our founding,” said Jonathan Steinberg, WisdomTree CEO and President. “The acquisition of ETF Securities’ industry-leading commodity platform and ETP business in Europe has the potential to transform our business in a meaningful way, making this the right time to augment our executive management team,” added Mr. Steinberg. “As we enter this pivotal phase in our evolution, we are fortunate to have an experienced, cohesive and deep bench from which we can draw new capabilities while enhancing existing functions. These moves support our continued growth through faster integration and execution and enhance our ability to opportunistically pursue future strategic initiatives.”

Executive Vice Presidents Amit Muni, Luciano Siracusano and Kurt MacAlpine will continue in their duties as Chief Financial Officer, Chief Investment Strategist, and Chief Distribution Officer, respectively.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe, Japan and Canada (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $48.3 billion in assets under management globally. For more information, visit our Investor Relations website.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

WisdomTree Contact Information

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com

Investor Relations

WisdomTree Investments, Inc.

Jason Weyeneth, CFA

+1.917.267.3858

jweyeneth@wisdomtree.com

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